ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH

OTCBB:APCSF

ALDA ENTERS INTO AGREEMENT WITH SHOPPERS DRUG MART

November 26, 2009 - Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, OTCBB:APCSF) (“the Company” or “ALDA”) announces that it has entered into an agreement with Shoppers Drug Mart Corporation (“Shoppers”) that will make the Company’s T36® Antiseptic Hand Sanitizer available in over 1,170 Shoppers Drug Mart and Pharmaprix stores across Canada. Dr. Terrance Owen, President & CEO states: “This agreement provides ALDA with widespread national distribution of our products to consumers for the first time. With the rise in H1N1, this development is very timely as it will allow consumers to purchase our effective, competitively priced and Canadian-made T36® Antiseptic Hand Sanitizer throughout Canada.”

About ALDA Pharmaceuticals Corp. (www.aldacorp.com)

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

Sales Management:   604-521-8300
Diane Mann, Account Executive:

Extension 4

diane_mann@aldacorp.com

Adriana Cikojevic, Account Manager

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adriana_cikojevic@aldacorp.com

Tracy Haubrich, Account Manager

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tracy_haubrich@aldacorp.com

Retail Sales

Shoppers Drug Mart (www.shoppersdrugmart.ca)

Commercial Sales

Acklands-Grainger Inc. (www.acklandsgrainger.com)

Investor Relations

Scott Young

604-377-5781

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com